Exhibit 99.3

Board of Directors

Convergys Corporation

201 East Fourth Street

Cincinnati, OH 45202

The Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated June 28, 2018, to the Board of Directors of Convergys Corporation (“Convergys”) as Annex B to, and reference to such opinion letter under the headings “Summary— Opinion of Convergys’ Financial Advisor,” and “Convergys Proposal I: Adoption of the Merger Agreement and SYNNEX Proposal I: Approval of the Stock Issuance— Opinion of Convergys’ Financial Advisor” in, the joint proxy statement/prospectus which forms a part of the registration statement on Form S-4 (the “Registration Statement”) of SYNNEX Corporation (“Holdco”). The Registration Statement relates to the proposed initial merger of Delta Merger Sub I, Inc., a wholly owned subsidiary of SYNNEX, with and into Convergys, with Convergys surviving the initial merger, and the proposed subsequent merger of Convergys with and into Delta Merger Sub II, LLC, with Delta Merger Sub II, LLC. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours, CENTERVIEW PARTNERS LLC

By:	/s/ Centerview Partners LLC

August 8, 2018